Exhibit 99.1

Behringer Harvard Announces Investment in
Luxury Multifamily Development in Austin, Texas

DALLAS, April 15, 2013 – Behringer Harvard announced today its investment in Seven RIO, a 220-unit luxury high-rise multifamily community slated for development in the West Sixth Street District of downtown Austin, Texas. The development site is on West Seventh Street, on the northeast corner of its intersection with Rio Grande.

Behringer Harvard Multifamily REIT I, Inc. has provided equity capital for the construction of the 24-story luxury tower, which will begin this month.

“We expect Seven RIO to benefit from a strategic location in downtown Austin with convenient access to employers in the central business district as well as many shopping, dining and entertainment venues that contribute to Austin’s exciting night life,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “We are pleased to be partnering with CWS Capital Partners on our first development project in Austin.”

CWS Capital Partners LLC, a real estate investment firm with co-headquarters in Austin and Newport Beach, California, will serve as the developer for Seven RIO. During the last decade, CWS Capital Partners has developed approximately 3,000 multifamily units, primarily in the Southwest.

Seven RIO will offer common amenities including a resort-style pool, state-of-the-art fitness center, business center, club room, and patio area with a fireplace and built-in grills. The apartment homes will offer one or two bedrooms, up to two baths, and an average of 924 square feet each. Units will feature granite countertops, brushed nickel hardware, stainless steel appliances, tile backsplashes, 10-foot ceilings, private balconies and full-size washers and dryers.

The well-located site near Austin’s central business district also provides convenient access to other major employment centers via MoPac Expressway, one mile to the west; I-35, one mile to the east; and the downtown MetroRail station, one mile to the southeast. Residents will be within walking distance of the Sixth Street corridor, a historical area that’s now a vibrant entertainment district, and several parks less than a mile away.

The portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 52 multifamily communities in 14 states comprising 14,374 apartment homes.

About Behringer Harvard

Behringer Harvard creates, manages and distributes global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $6 billion and made investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future

– more –

performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	David Nesmith Richards Partners for Behringer Harvard david_nesmith@richards.com 214.891.2864

# # #